EXHIBIT (d)(42)

October 15, 2014

Salvatore Faia

President

The RBB Fund, Inc.

103 Bellevue Parkway

Wilmington, DE  19809

Re:          The RBB Fund, Inc. — Altair Smaller Companies Fund (the “Fund”)

Dear Mr. Faia:

By our execution of this letter agreement (this “Agreement”), Altair Advisers LLC (the “Adviser”) agrees that in order to improve the performance of the Fund, the Adviser shall, from October 20, 2014 through October 20, 2015, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than acquired fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (other than acquired fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) exceed a total operating expense ratio (other than brokerage commissions, extraordinary items, interest and taxes) of 1.35% of the Fund’s average daily net assets.

If at any time during the first three years in which the Advisory Agreement is still in effect, the total annual fund operating expenses of the Fund for that year are less than 1.35% of the Fund’s average daily net assets, the Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to this Agreement. The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to this Agreement, less any reimbursement previously paid by the Fund to the Adviser, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

ALTAIR ADVISERS LLC

		By:	/s/ Rebekah Kohmescher
		Name:	Rebekah Kohmescher
		Title:	Managing Director

Your signature below acknowledges
acceptance of this Agreement:

By:	/s/ Salvatore Faia
Salvatore Faia
President
The RBB Fund, Inc.